Exhibit 99.1

ASTROTECH REPORTS SECOND QUARTER OF FISCAL YEAR 2020

FINANCIAL RESULTS

Austin, Texas – February 13, 2020 – Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the second quarter of fiscal year 2020, which ended December 31, 2019.

Fiscal 2020 has been pivotal for the Company. This quarter, 1st Detect sold its first units of the TRACER 1000™ explosives trace detector (ETD) to a global shipping and logistics company. In addition, we have completed numerous domestic and international product demonstrations and field trials where the TRACER 1000 outperformed incumbent ion mobility spectrometry (IMS) ETDs. Among these demonstrations was a field trial with Finland’s Helsinki International Airport and Finavia, one of the world’s most technologically advanced airport operators. The Finavia case study is available on our website at https://www.1stdetect.com/finavia-cs/ and demonstrates that the TRACER 1000 outperforms the IMS-ETDs on a head-to-head comparison. In addition, 1st Detect was selected by the TSA’s Innovation Task Force to conduct live screenings at Miami International Airport, which was completed in November. Results again showed that the TRACER 1000 outperformed IMS-ETDs.

The Company also responded to a number of inquiries from the growing hemp and cannabis market by launching AgLAB Inc. (formerly AG-TECH). With minimal additional development, the Company’s versatile platform mass spectrometry technology is being designed to detect the presence of pesticides in hemp and cannabis. Ideally suited for this market, the AgLAB-1000 can detect pesticides on plant material and during the oil extraction and distillation process. We believe there are currently no other ruggedized instruments in the field that can detect pesticides at parts per billion (ppb) in real-time.

In addition, Thomas B. Pickens, the Company’s Chairman and Chief Executive Officer, invested an additional $1 million subsequent to the end of the quarter.

“We have reached an exciting phase in our company,” stated Pickens. “1st Detect completed its first commercial sales with more anticipated sales on the horizon, we continue to outperform our competition in field trials, and our versatile platform technology has a green field of opportunity in the emerging and high-growth hemp and cannabis industry. My continued financial support will help fund working capital and operating expenses as we develop both markets.”

Second Quarter Fiscal Year 2020 Financial Highlights

Management continues efforts to optimize our resources while reducing cost and adding financial flexibility.

•	The Company recognized its first commercial sales of the TRACER 1000, leading to revenue of $205 thousand for the second quarter of fiscal 2020. Additional purchase orders have already been received.
•	Monthly cash burn for this fiscal year has been reduced to approximately $559 thousand, a 20.7% reduction from our cash burn rate through the first six months of fiscal year 2019.
•	Chairman and CEO invests $1.0 million in a term note subsequent to the end of the quarter, bringing his recent investments to $5.5 million.

About Astrotech

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AgLAB develops, manufactures, and sells chemical analyzers for use in the agriculture market. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the Company’s use of proceeds from the private placement transaction, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Revenue	$205	$7	$206	$40
Cost of revenue	196	—	196	11
Gross profit	9	7	10	29
Operating expenses:
Selling, general and administrative	1,110	1,286	2,312	2,430
Research and development	939	897	1,794	2,000
Total operating expenses	2,049	2,183	4,106	4,430
Loss from operations	(2,040)	(2,176)	(4,096)	(4,401)
Interest and other income (expense), net	(43)	16	(55)	3
Loss from operations before income taxes	(2,083)	(2,160)	(4,151)	(4,398)
Income tax benefit	—	—	—	—
Net loss	$(2,083)	$(2,160)	$(4,151)	$(4,398)
Weighted average common shares outstanding:
Basic and diluted	5,947	4,678	5,769	4,374
Basic and diluted net loss per common share:
Net loss	$(0.35)	$(0.46)	$(0.72)	$(1.01)
Other comprehensive loss, net of tax:
Net loss	$(2,083)	$(2,160)	$(4,151)	$(4,398)
Available-for-sale securities:
Reclassification adjustment for realized loss	—	—	—	31
Total comprehensive loss	$(2,083)	$(2,160)	$(4,151)	$(4,367)

ASTROTECH CORPORATION

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2019	June 30, 2019
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$393	$1,588
Restricted cash	611	—
Accounts receivable	213	3
Inventory:
Raw materials	274	150
Work-in-process	—	181
Income tax receivable	214	429
Prepaid expenses and other current assets	313	371
Total current assets	2,018	2,722
Property and equipment, net	351	469
Operating leases, right-of-use assets, net	1,022	—
Long-term tax receivable	214	429
Other assets	72	72
Total assets	$3,677	$3,692
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	153	160
Payroll related accruals	347	319
Accrued expenses and other liabilities	375	357
Income tax payable	2	2
Term note payable - related party	1,500	—
Operating lease liabilities - current	301	—
Total current liabilities	2,678	838
Operating lease liabilities, non-current	752	—
Other liabilities	—	146
Total liabilities	3,430	984
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 2,500,000 shares authorized; 280,898 shares of Series C and 280,898 shares of Series D issued and outstanding at December 31, 2019 and June 30, 2019, respectively	—	—
Common stock, $0.001 par value, 15,000,000 shares authorized; 6,749,664 and 6,184,698 shares issued at December 31, 2019 and June 30, 2019, respectively; 6,348,137 and 5,775,171 shares outstanding at December 31, 2019 and June 30, 2019, respectively	190,598	190,571
Treasury stock, 399,916 shares at cost at December 31, 2019 and June 30, 2019, respectively	(4,129)	(4,129)
Additional paid-in capital	9,397	7,964
Accumulated deficit	(195,619)	(191,698)
Total stockholders’ equity	247	2,708
Total liabilities and stockholders’ equity	$3,677	$3,692